Exhibit 99.1

Electronic Systems Technology, Inc.

Announces 2012 Financial Results

KENNEWICK, WASHINGTON --- March 29, 2013 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2012.

EST reported sales for 2012 of $2,113,816 compared to $1,791,741 for 2011, reflecting an increase of 18% from 2010.  Net Profit for 2012 was $24,122, or $0.00 per share, compared with a Net Loss of $(129,990), or $(0.03) per share, for 2011.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2012	December 31 2011
Sales	$ 2,113,816	$ 1,791,741
Net income (loss) before tax	50,522	(187,453)
Net Income (loss)	24,122	(129,990)
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (loss) per Share Diluted Earnings (loss) per Share	$ 0.00 $ 0.00	$ (0.03) $ (0.03)

Selected Balance Sheet Information
	Dec 31 2012	Dec 31 2011
Cash and cash equivalents	$ 818,497	$ 1,227,490
Total current assets	2,923,777	2,913,327
Property & equipment (net)	42,272	54,358
Total assets	2,993,724	3,023,360
Total current liabilities	45,701	100,114
Long-term debt	-0-	-0-
Stockholders' equity	2,993,724	2,915,446

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.